Exhibit 99.1

Contact: Matthew Wolsfeld, Chief Financial Officer 763-225-6600	Porter, LeVay & Rose, Inc. Michael J. Porter, President 212-564-4700

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION TO RAISE

$3.55 MILLION IN REGISTERED DIRECT OFFERING

CIRCLE PINES, MN, September 18, 2009 — Northern Technologies International Corporation (NASDAQ: NTIC) today announced it has received commitments from institutional investors to purchase 480,000 shares of NTIC common stock at $7.40 per share in a registered direct offering, and has entered into subscription agreements with these investors.  NTIC expects to receive net proceeds of approximately $3.2 million after deducting placement agent fees and other offering expenses.

“G. Patrick Lynch, NTIC’s President and Chief Executive Officer said, “The proceeds from this offering will enable us to further our research and development efforts to advance our new emerging businesses.  Some of these initiatives include the application of our corrosion prevention technology into the oil and gas industry, the expansion of our product lines to include additional biodegradable and compostable plastics which we sell under our Natur-Tec® brand, and our plastic waste to fuel conversion technology, which we sell through our Polymer Energy LLC joint venture.”  All of the shares were offered pursuant to an effective shelf registration statement.  Proceeds from the transaction will be used for general corporate purposes, including research and development to further NTIC’s emerging businesses, and for working capital. The offering is expected to be consummated by September 23, 2009, subject to customary closing conditions.

Next Generation Equity Research, LLC acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by NTIC with the SEC. Copies of the prospectus supplement and accompanying base prospectus may be obtained by contacting Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, or by accessing it on the SEC’s website at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of NTIC. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

-more-

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries to the automotive, electronics, electrical, mechanical, military and retail consumer markets.  NTIC’s primary business is corrosion prevention. NTIC has been selling its proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services for over 30 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements.  Most recently, NTIC has begun to partner with major oil and gas companies to sell NTIC’s corrosion inhibiting technology to the oil and gas industry.  In addition, NTIC markets a new product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies under the Natur- Tec® brand.  NTIC also markets and sells plastic waste to fuel conversion technology through its joint venture, Polymer Energy, LLC.

The NTIC logo, Zerust®, EXCOR®, Natur-Tec® and Polymer Energy™ are trademarks of Northern Technologies International Corporation, its subsidiaries and/or joint ventures, registered in the U.S. and other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Forward-Looking Statements

Statements contained in this release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing of the completion of the registered direct offering and NTIC’s use of the net proceeds from the offering and such other statements which can be identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” “should,” “potential,” “outlook” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: delays in the completion of the offering or the failure to complete the offering; NTIC’s dependence on the success of its joint ventures and technical fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the current worldwide economic recession, and its effect in particular on the U.S. automotive industry; the size and level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s emerging new businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

#####